Exhibit 14.1

Policy Name:	Code of Financial Ethics	Policy No:	17.10

Executive Sponsor:	Al Plamann	Pages:	1 of 3

Functional Owner:	Richard Martin	Effective Date:	January 2004

		Last Reviewed:	January 2004

CODE OF FINANCIAL ETHICS

Purpose:	To document the Company’s Code of Financial Ethics

Applicable to:	Unified Western Grocers, Inc., Divisions and Subsidiaries

Policy Sections:	Not Applicable

Related Policies:	17.00 Code of Conduct (Company-Wide)
17.15 Code of Ethics (UWG Accounting Department)

POLICY

This Code of Financial Ethics has been adopted by the Board of Directors of Unified Western Grocers, Inc. (the “Company”) as a supplement to the existing codes and policies of the Company.

1.	Scope: This Code applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and all employees of the Company performing similar functions (each, a “Covered Person”), and is intended to deter wrongdoing and to promote the conduct specified in Sections 2 through 6.

2.	Ethical Conduct: Each Covered Person shall promote honest and ethical conduct, including the avoidance and ethical handling of actual or apparent conflicts of interest between personal and professional relationships by, among other things:

a.	Acting as a role model for employees under such Covered Person’s supervision by acting in an honest and ethical way.

b.	Referring all actual or apparent conflicts of interest to one of the Compliance Officers referred to below.

c.	Preventing retaliation against any employee for good faith reporting of violations of this Code or for participating in any investigation relating to a reported violation of this Code.

3.	Disclosure: Each Covered Person shall promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company by, among other things:

a.	Becoming familiar with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Policy Name:	Code of Financial Ethics	Policy No:	17.10

Executive Sponsor:	Al Plamann	Pages:	1 of 3

Functional Owner:	Richard Martin	Effective Date:	January 2004

		Last Reviewed:	January 2004

b.	Providing a system for the careful review of all such reports, documents and communications.

c.	Adequately supervising the preparation of the financial disclosure in the periodic reports required to be filed by the Company, including reviewing and analyzing the financial information to be disclosed.

d.	Consulting, when appropriate, with professional advisors for advice with respect to such reports, documents and communications.

4.	Compliance: Each Covered Person shall promote compliance with applicable governmental laws, rules and regulations by, among other things:

a.	Becoming familiar with such laws, rules and regulations.

b.	Consulting professional advisors with respect to such laws, rules and regulations.

c.	Training applicable employees with respect to such laws, rules and regulations.

5.	Prompt Internal Reporting: Each Covered Person shall promote prompt internal reporting of violations (including any potential violations) of this Code to the Chairman of the Board of Directors of the Company or the Chairman of the Audit Committee of the Board of Directors of the Company (each, a “Compliance Officer”) by, among other things:

a.	Reporting all violations to a Compliance Officer.

b.	Encouraging employees to report violations to a Compliance Officer.

c.	Providing a procedure by which employees may maintain anonymity in making such reports.

6.	Accountability: Each Covered Person shall promote accountability for adherence to this Code by, among other things:

a.	Have this Code available to all employees.

b.	Supporting appropriate sanctions for violations of this Code.

7.	Waiver: If the Company approves any material departure from the provisions of this Code, or if the Company fails to take action within a reasonable period of time regarding a material

Policy Name:	Code of Financial Ethics	Policy No:	17.10

Executive Sponsor:	Al Plamann	Pages:	1 of 3

Functional Owner:	Richard Martin	Effective Date:	January 2004

		Last Reviewed:	January 2004

departure from any provision of this Code, the Company shall, within five business days of such event, report such event on a Form 8-K or post notice thereof on its website.

8.	Amendment: Any amendment to this Code must be approved by the Board of Directors of the Company, and the Company shall, within five business days of such amendment (other than a technical, administrative or other non-substantive amendment), report such amendment on a Form 8-K or disclose such amendment on the Company’s website.

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